Exhibit 10.2











                                AIRGATE PCS, INC.

                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

                        Effective Date: January 22, 2003


































Prepared By:
Legal Department
AirGate PCS, Inc.
233 Peachtree Street, NE
Suite 1700
Atlanta, GA


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                                AIRGATE PCS, INC.
                               AMENDED AND STATED
                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1. Name of Plan. This plan shall be known as the "AirGate PCS, Inc. Non-Employee Director Compensation Plan" and is referred to herein as the "Plan."

2. Purposes of Plan. The purposes of the Plan are (i) to enable AirGate PCS, Inc. (the "Company") to retain qualified individuals to serve as Directors by providing for their compensation and (ii) to further align the interests of Directors with the interests of shareholders of the Company by providing them with equity-based compensation.

3. Effective Date and Term. The Plan as originally adopted was effective as of May 1, 2001. The amendment and restatement of such plan is effective as of January 22, 2003. The Plan shall remain in effect until terminated by action of the Board.

4.   Definitions. The following terms shall the meanings set forth below:

          "Annual Meeting" means an annual meeting of the shareholders of the Company.

          "Annual Retainer" means for any Plan Year (A) $15,000 for Participants who chair one or more Board committees and (B) $10,000 for all other Participants, or such other amounts specified from time to time by the Board. The Annual Retainer for any partial Plan Year shall be pro rated.

          "Board" means the Board of Directors of the Company.

          "Committee" means the Compensation and Governance Committee.

          "Common Stock" means the common stock, $0.01 par value, of the Company.

          "Company" means AirGate PCS, Inc., a Delaware corporation, its successors and assigns.

          "Director" means a member of the Board.

          "Management Plan" means the AirGate PCS, Inc. 2002 Long-Term Incentive Plan, and any subsequent plan approved by the Board and designated as the Management Plan for purposes of this Plan.

          "Non-Employee Director" means a Director who is not an employee of the Company.

          "Options" means options to purchase shares of Common Stock.

          "Participant" has the meaning set forth in Section 5.

          "Plan" means this AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan.

          "Plan Year" means each period beginning on the date of an Annual Meeting and ending on the day before the next Annual Meeting.

          "Restricted Stock" means shares of Common Stock which are forfeitable and nontransferable until they vest in accordance with their terms.

          "Fair Market Value" of the Common Stock as of any day means the average of the highest and lowest sales price for one share of Common Stock sold during normal business hours on Nasdaq on the immediately preceding trading day, as reported in The Wall Street Journal.

5. Eligible Participants. Any Non-Employee Director who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect shall be a Participant, except that (i) Directors who are former employees shall not be eligible to be a Participant for a period of one year following the date of termination of employment and (ii) during any period a Director is (A) nominated by a shareholder of the Company which owns more than 50,000 shares of Common Stock and (B) prohibited from participating in this Plan by the shareholder or their employer or (C) otherwise waives participation, such Director shall not be a Participant.

6.  Annual Retainer.

     (a) Cash Payments. In consideration for his or her services as a Director, each Participant shall receive an amount equal to the Annual Retainer. To the extent not elected to be received in the form of Options or Restricted Stock, as provided herein, the Annual Retainer shall be paid in cash in equal monthly installments, provided that partial months shall be pro rated to reflect the actual days in such month served as a Director.

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     (b)  Option Election.  For each Plan Year beginning in 2002 and thereafter,
          Participants may elect to receive 50% or more of the Annual Retainer (the "Options Election Amount") in Options having a value (determined in accordance with the Black-Scholes option valuation method or such other valuation method approved by the Committee) on the grant date
          equal  to  the  Options  Election  Amount.   Subject  to  there  being
          sufficient shares available under the Management Plan for such awards, as determined by the Committee, the Options shall be issued on the first day of the Plan Year to which such Annual Retainer relates and shall vest on the first day of the following Plan Year. If a Participant receiving such Options ceases to be a Director prior to vesting, a pro rata portion of such Options shall vest on the date of termination, based on the number of full months during the Plan Year in which the Participant served as a Director.

     (c) Stock Election. In the event that Restricted Stock is authorized for issuance under the Management Plan, for each Plan Year beginning in 2002 and thereafter, Participants may elect to receive 50% or more of the Annual Retainer (the "Stock Election Amount") in Restricted Stock having a Fair Market Value on the date of grant equal to the Stock Election Amount. The Restricted Stock shall be issued on the first day of the Plan Year to which such Annual Retainer relates and shall vest on the first day of the following Plan Year. If a Participant receiving such Restricted Stock ceases to be a Director prior to vesting, a pro rata portion of such Restricted Stock shall vest on the date of termination, based on the number of full months during the Plan Year in which the Participant served as a Director.

     (d) Timing and Form of Elections. Elections to receive Options or Restricted Stock in lieu of cash, must be submitted on the dates, in the forms and under such terms as the Secretary of the Company shall determine. To the extent that the total elections to receive Options or Restricted Stock under the Plan for a given Plan Year exceed the shares then available under the Management Plan, such Options and Restricted Stock shall be granted pro rata among the Participants so electing such equity awards, and any excess Election Amounts shall be paid to the Participants in cash on the first day of the Plan Year.

7.  Meeting Fees.

     (a) Each Participant shall receive a meeting fee for Board and committee meetings he or she attends according to the following schedule:

          i.   Meeting of more than 4 hours--$3,000

          ii.  Meeting of less than 4 hours--$1,500

          iii.Telephone conference of more than 4 hours--$1,500

          iv.  Telephone conference of less than 4 hours--$750

     (b) Participants will not receive separate meeting fees for meetings held on the same day, but all meetings held on the same day shall be aggregated for determining the number of hours of meetings attended. If a Participant participates in a meeting by phone, such Participant shall be paid as if the meeting were by teleconference.

8.  Stock Options.

     (a) Initial Grant. For each Participant joining the Board on and after January 1, 2003, such Participant shall receive an initial grant of Options to acquire 10,000 shares of Common Stock. The Options shall vest in three equal installments on the first day of each Plan Year after the date of grant and shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant.

     (b) Annual Grant. Effective as of January 1, 2003, each Participant shall also receive a grant of Options to acquire 7,500 shares of Common Stock on the first day of each Plan Year. The Options shall vest on the first day of the next Plan Year and shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant.

     (c) Single Upfront Grant In Lieu of Annual Grant. In lieu of the annual grant provided in Section 8(b), Participants may elect to receive three years of Options in a single upfront grant of Options to acquire 22,500 shares of Common Stock. If the Participant makes such an election, the Options shall vest in three equal installments on the first day of each Plan Year after the date of grant and shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant.

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     (d)  Transition.  Robert A.  Ferchat  and Barry J.  Schiffman  shall not be eligible to receive the initial grant described in Section 8(a) above, and Robert A. Ferchat has received 15,000 Options pursuant to Section 8(c), which shall be credited against the 22,500 Options and the remainder shall be issued on March 4, 2003.

     (e) Form of Options. The Options shall be in the form and have the terms set forth in the form of Option attached as Exhibit A, with such changes as shall be deemed necessary or desirable by the Chief Executive Officer and the Secretary. Each Option may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

9. Travel Expense Reimbursement. All Participants shall be reimbursed for reasonable travel expenses (including spouse's expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its Directors, or other Company functions at which the Chief Executive Officer requests the Participant to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed first class fare. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

10. Insurance. The Company shall maintain director's and officer's insurance with reputable carriers of at least $15 million.

11. Adjustments. In the event a stock dividend is declared upon the Common Stock, the number of Options to be granted to Participants in accordance with Section 8 hereof shall be increased proportionally, and the shares of Common Stock then subject to each Option shall be increased proportionately without any change in the aggregate exercise price therefor. In the event the Common Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, stock split-up, combination of shares, merger or consolidation, or otherwise, the number of Options to be granted to Participants in accordance with Section 8 hereof shall be adjusted proportionately, and the Options and awards of Restricted Stock granted pursuant to the Plan shall be adjusted as provided in the Management Plan.

12. Amendment, Modification and Termination of Plan. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder or Participant approval; provided, however, that the Board may condition any amendment or modification on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No amendment, modification or termination of the Plan shall adversely affect any outstanding Option or Restricted Stock award, without the written consent of the Participant.

13. Amendment, Modification or Termination of Outstanding Options. At any time and from time to time, the Board may amend, modify or terminate any outstanding Option without approval of the Participant; provided, however, that, subject to the terms of the applicable Option Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Option determined as if the Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

14. No Stockholder's Rights. No Option gives the Participant any of the rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with such Option.

15. No Right to Continued Board Membership. Nothing in the Plan shall limit in any way the right of the Board to nominate any Director for reelection by the Company's shareholders or limit the rights of the Board or the shareholders to remove any Directors.

16. Unfunded Status of Plan. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation of Non-Employee Directors. With respect to any payments not yet made to a Participant, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments, so long as the existence of such trusts or other arrangements is consistent with the unfunded nature of the Plan.

17. Administration. The Plan shall be administered by the Committee, which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make such determinations in connection with the Plan as it may deem necessary or desirable.

18. Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether such fractional shares shall be disregarded or eliminated by rounding up.

19. Government Regulations. The obligation of the Company issue Common Stock pursuant to the Plan or upon the exercise of Options or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Common Stock issued in connection with the Plan. The transfer of shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

20. Governing Law. To the extent not governed by federal law, the Plan and all Options and Restricted Stock shall be construed in accordance with and governed by the laws of the State of Delaware.

21. Number and Source of Shares Available. All Options and Restricted Stock issued under the Plan shall automatically be granted under the Management Plan and shall reduce the number of shares available under the Management Plan. The terms contained in the Management Plan are incorporated into and made a part of this Plan with respect to Options and Restricted Stock granted pursuant hereto and any such awards shall be governed by and construed in accordance with the Management Plan. In the event of any actual or alleged conflict between the provisions of the Management Plan and the provisions of this Plan, the provisions of the Management Plan shall be controlling and determinative.

22.  Miscellaneous.

     (a)  The expenses of administering the Plan shall be borne by the Company.

     (b) The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     (c) Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

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                                     SUMMARY

               Changes to Non-Employee Director Compensation Plan

 --Maintain the $10,000 annual retainer for regular Board service

 --Increase the Committee Chair annual retainer from $2,000 to $5,000

 --Introduce the payment of meeting fees for Board and Committee meetings

*    Full-day meetings (4 hours or more)                     $  3,000

*    Half-day meetings (less than 4 hours)                   $  1,500

*    Full-day telephonic meetings (4 hours or more)          $  1,500

*    Half-day telephonic meetings (less than 4 hours)        $    750

--Increase the size of stock option grants to increase the magnitude of the equity element of the compensation package and to provide more appropriate equity-based expected value (in view of the <$2.00 stock price that has prevailed for the last seven months) - reassess size of grants when stock price increases to $20.00

* Initial grants - made upon first election to the Board, increase the size of grant to 10,000 shares, with three-year installment vesting

* Annual grants Initial - increase the size of grant to 7,500 shares, with one-year vesting

* Consider mandatory holding period of "net shares" (after tax) for one-year following exercise

--Implement a special cash retention award to be paid to individual Outside Directors

* To provide inducement for, and recognition of, Board service during an exceptionally difficult period

* "One-time" event, unless AirGate PCS feels that additional awards are needed in the future - awards are anticipated to be granted to active Outside Directors during 2003 - both continuing Directors and Directors newly elected in 2003

|_| Aggregate cash award of $50,000 per Outside Director to be paid in four installments of $12,500 every six months, with the first payment to be made on the later of July 1, 2003 or six-months following the Director's date of initial election to the Board